Exhibit 99.2

news release	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40202
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Amy Smith Humana Investor Relations (502) 580-2811 e-mail: Amysmith@humana.com

Alex Kepnes

Humana Corporate Communications

(502) 580-2990

e-mail: Akepnes@humana.com

Humana Reports Fourth Quarter 2018 Financial Results;

Provides Full Year 2019 Financial Guidance

•	Full year 2018 earnings per diluted common share (EPS) of $12.16 on a GAAP basis, $14.55 on an Adjusted basis

•	2018 earnings outperformance fueled by continued strong Medicare Advantage results

•	2019 EPS guidance of approximately $16.60 to $17.10 on a GAAP basis, $17.00 to $17.50 on an Adjusted basis, exceeding long-term growth targets

•	Reaffirmed expected full year 2019 individual Medicare Advantage membership growth of 375,000 to 400,000 members, representing 12 percent to 13 percent growth in 2019

•	Company’s Board of Directors increases cash dividend to $0.55 per share, an increase of 10 percent from prior dividend of $0.50 per share

LOUISVILLE, KY (February 6, 2019) – Humana Inc. (NYSE: HUM) today reported consolidated pretax income and diluted earnings per common share (EPS) for the quarter ended December 31, 2018 (4Q18) versus the quarter ended December 31, 2017 (4Q17) and for the year ended December 31, 2018 (FY 2018) versus the year ended December 31, 2017 (FY 2017) as follows:

Consolidated pretax income In millions	4Q18 (a)	4Q17 (b)	FY 2018 (c)	FY 2017 (d)
Generally Accepted Accounting Principles (GAAP)	$436	$490	$2,063	$4,020
Loss on sale of KMG America Corporation (KMG), a wholly-owned subsidiary	—	—	786	—
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	22	—	33	—
Amortization associated with identifiable intangibles	20	21	90	75
Segment losses (earnings) associated with the Individual Commercial segment	2	14	(74)	(193)
Net expense (gain) associated with the terminated merger agreement (for FY 2017, primarily the break-up fee)	—	11	—	(936)
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	—	54
Charges associated with voluntary and involuntary workforce reduction programs	—	23	—	148
Costs associated with early retirement of debt	—	17	—	17
Adjusted (non-GAAP)	$480	$576	$2,898	$3,185

Diluted earnings per common share (EPS)	4Q18 (a)	4Q17 (b)	FY 2018 (c)	FY 2017 (d)
GAAP	$2.58	$1.29	$12.16	$16.81
(Favorable adjustment) loss on sale of KMG, a wholly-owned subsidiary	(0.17)	—	2.41	—
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	0.13	—	0.18	—
Amortization associated with identifiable intangibles	0.11	0.09	0.49	0.32
Segment losses (earnings) associated with the Individual Commercial segment	—	0.06	(0.41)	(0.84)
Adjustments to provisional estimates for the income tax effects related to the tax reform law enacted on December 22, 2017 (Tax Reform Law)	—	0.94	(0.28)	0.92
Net expense (gain) associated with the terminated merger agreement (for FY 2017, primarily the break-up fee)	—	0.05	—	(4.31)
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact	—	(0.55)	—	(2.15)
Charges associated with voluntary and involuntary workforce reduction programs	—	0.10	—	0.64
Costs associated with early retirement of debt	—	0.08	—	0.08
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	—	0.24
Adjusted (non-GAAP)	$2.65	$2.06	$14.55	$11.71

The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

“We’re pleased with the consistency of and ongoing improvement in our performance, which can be attributed to our focus on optimizing our core operations,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “The investments we made in 2018 to improve consumer experience, clinical programs and external broker relationships all contributed to our ability to exceed average industry growth in Medicare Advantage (MA) for 2019, with full membership growth estimated between 375,000-400,000 members. Also, both the 2019 improved MA rates and moratorium on the health insurance industry fee (HIF) allowed us to deliver improvements to our members through better benefits and lower premiums.”

Summary of 4Q18 and FY 2018 Results

GAAP and Adjusted pretax income and EPS results for 4Q18 and FY 2018 continued to outperform management expectations, primarily driven by the persistence of lower inpatient medical utilization, partially offset by higher outpatient spending in the Retail segment.

The company’s year-over-year results in both 4Q18 and FY 2018 were favorably impacted by strong Medicare Advantage membership growth and significant operating efficiencies in FY 2018 driven by productivity initiatives implemented in 2017. These increases were partially offset by the company’s offering of enhanced 2018 Medicare Advantage member benefits which resulted from the investment of the better than expected 2017 individual Medicare Advantage pretax earnings, coupled with the return of the health insurance industry fee and the more severe flu season during the first quarter of 2018.

GAAP and Adjusted EPS results for 4Q18 and FY 2018 were further positively impacted by the benefit of a lower tax rate year-over-year as a result of the Tax Reform Law enacted in 4Q17, allowing the company to invest pretax dollars in its employees, the communities of its members, technology and its integrated care delivery model to drive more affordable healthcare and better clinical outcomes; and a lower number of shares in 2018, primarily reflecting share repurchases.

Please refer to the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year results. In addition, below is a summary of key consolidated and segment statistics comparing 4Q18 to 4Q17 and FY 2018 to FY 2017.

Humana Inc. summary of quarter and FY results (dollars in millions)	4Q18 (a)	4Q17 (b)	FY 2018 (c)	FY 2017 (d)
Consolidated results:
Revenues – GAAP	$14,168	$13,189	$56,912	$53,767
Revenues – Adjusted	$14,166	$12,995	$56,904	$52,816
Pretax income – GAAP	$436	$490	$2,063	$4,020
Pretax income – Adjusted	$480	$576	$2,898	$3,185
EPS – GAAP	$2.58	$1.29	$12.16	$16.81
EPS – Adjusted	$2.65	$2.06	$14.55	$11.71
Benefits expense ratio – GAAP	83.4%	83.0%	83.5%	83.0%
Benefits expense ratio – Adjusted	83.4%	83.0%	83.7%	83.5%
Operating cost ratio – GAAP	15.0%	14.3%	13.3%	12.3%
Operating cost ratio – Adjusted	15.0%	13.9%	13.3%	11.7%
Operating cash flows– GAAP	($333)	($2,911)	$2,173	$4,051
Operating cash flows– Adjusted	($333)	$218	$2,173	$4,051
Parent company cash and short term investments			$578	$688
Debt-to-total capitalization			37.4%	33.3%
Retail segment results:
Revenues – GAAP	$12,036	$10,948	$48,255	$44,726
Benefits expense ratio – GAAP	84.0%	84.2%	85.1%	85.6%
Operating cost ratio – GAAP	12.9%	11.8%	11.1%	9.6%
Segment earnings – GAAP	$339	$391	$1,733	$1,978
Segment earnings – Adjusted	$343	$397	$1,752	$2,002
Group and Specialty segment results:
Revenues – GAAP	$1,909	$1,891	$7,679	$7,449
Benefits expense ratio – GAAP	84.6%	83.1%	79.7%	79.2%
Operating cost ratio – GAAP	23.9%	21.9%	23.6%	21.4%
Segment earnings (loss) – GAAP	($11)	$47	$361	$412
Segment earnings (loss) – Adjusted	($10)	$48	$366	$415
Healthcare Services segment results:
Revenues – GAAP	$6,191	$6,018	$23,811	$23,958
Operating cost ratio – GAAP	96.8%	96.0%	96.3%	95.5%
Segment earnings – GAAP	$160	$213	$754	$967
Adjusted EBITDA (i)	$223	$253	$969	$1,110

2019 Earnings Guidance

The company provided its GAAP and Adjusted EPS guidance for the year ended December 31, 2019 (FY 2019) as detailed below. GAAP and Adjusted results for FY 2018 are also shown for comparison. Additional FY 2019 guidance points are included in the tables beginning on page 24 of this earnings press release.

Diluted earnings per common share	FY 2019 Guidance (e)		FY 2018 (c)
GAAP	~$	16.60 to $17.10	$12.16
Loss on Sale of KMG, a wholly-owned subsidiary		—	2.41
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home		—	0.18
Amortization of identifiable intangibles		0.40	0.49
Segment earnings associated with the Individual Commercial segment		—	(0.41)
Adjustments to provisional estimates for the income tax effects related to the Tax Reform Law		—	(0.28)
Adjusted (non-GAAP) – FY 2019 projected	~$	17.00 to $17.50	$14.55

“Our solid execution in 2018 resulted in Adjusted EPS growth of over 20 percent and positions us well for 2019,” said Brian A. Kane, Chief Financial Officer. “Our 2019 guidance reflects Adjusted EPS growth of 17 to 20 percent combined with individual Medicare Advantage membership growth significantly in excess of the industry.”

2020 Preliminary Rate Notice

On Wednesday, January 30, 2019, after the stock market closed, the Centers for Medicare and Medicaid Services (CMS) issued its preliminary 2020 Medicare Advantage and Part D payment rates and proposed policy changes (collectively, the Advance Notice). CMS has invited public comment on the Advance Notice before publishing final rates on April 1, 2019 (the Final Notice).

In the Advance Notice, CMS estimates Medicare Advantage plans across the sector will, on average, experience a 1.59 percent increase in benchmark funding based on proposals included therein. As indicated by CMS, its estimate excludes the impact of fee-for-service county rebasing/re-pricing since the related impact is dependent upon finalization of certain data, which will be available with the publication of the Final Notice.

Based on the company’s preliminary analysis using the same factors CMS included in its estimate, the components of which are detailed on CMS’ website, Humana anticipates the proposals in the Advance Notice would result in a change to its benchmark funding relatively in line with CMS’ estimate.

The company will be drawing upon its program expertise to provide CMS formal commentary on the impact of the Advance Notice and the related impact upon Medicare beneficiaries’ quality of care and service to its members through the Medicare Advantage program.

Humana Consolidated Highlights

Consolidated revenues

Consolidated revenues (in millions)	4Q18 (a)	4Q17 (b)	FY 2018 (c)	FY 2017 (d)
GAAP	$14,168	$13,189	$56,912	$53,767
Revenues associated with the Individual Commercial segment	(2)	(194)	(8)	(951)
Adjusted (non-GAAP)	$14,166	$12,995	$56,904	$52,816

GAAP consolidated revenues for 4Q18 were $14.17 billion, an increase of $979 million, or 7 percent, from $13.19 billion in 4Q17. Total premiums and services revenues of $14.07 billion in 4Q18 increased $972 million, or 7 percent, from $13.10 billion in 4Q17. The favorable year-over-year comparisons were primarily driven by higher premium revenues from the company’s Medicare Advantage business, partially offset by lower revenues associated with the exit of the individual commercial business as of January 1, 2018.

Adjusted consolidated revenues for 4Q18 of $14.17 billion compared to Adjusted consolidated revenues for 4Q17 of $13.00 billion, an increase of $1.17 billion, or 9 percent, reflecting the same factors impacting the year-over-year GAAP comparison, while excluding the impact of the Individual Commercial segment.

Consolidated revenues for FY 2018 increased $3.15 billion, or 6 percent to $56.91 billion from $53.77 billion in FY 2017. Total premiums and services revenues increased to $56.40 billion, rising by $3.04 billion, or 6 percent, from $53.36 billion in the prior-year period. The FY 2018 increases were primarily driven by higher Medicare Advantage revenues, partially offset by the impact of lower revenues from the exit of the individual commercial business.

Adjusted consolidated revenues for FY 2018 of $56.90 billion compared to Adjusted consolidated revenues for FY 2017 of $52.82 billion, an increase of $4.09 billion, or 8 percent, primarily reflecting the same factors impacting the year-over-year GAAP comparison, while excluding the impact of the Individual Commercial segment.

Consolidated benefits expense

Consolidated benefit ratio (benefits expense as a percent of premiums)	4Q18 (a)	4Q17 (b)	FY 2018 (c)	FY 2017 (d)
GAAP	83.4%	83.0%	83.5%	83.0%
Benefit ratio impact associated with the Individual Commercial segment	—	—	0.2%	0.5%
Adjusted (non-GAAP)	83.4%	83.0%	83.7%	83.5%

The 4Q18 GAAP consolidated benefit ratio of 83.4 percent increased 40 basis points from the 4Q17 GAAP consolidated benefit ratio of 83.0 percent. The year-over-year comparison of the ratio was unfavorably impacted by the following factors:

•	enhanced 2018 Medicare Advantage member benefits resulting from the investment of the better than expected 2017 individual Medicare Advantage pretax earnings,

•	an unfavorable year-over-year comparison of the Group and Specialty segment benefit ratio as further discussed in the segment highlights that follow, and

•	lower favorable prior period medical claims reserve development (Prior Period Development).

The above items were partially offset by the positive impact on 4Q18 from the reinstatement of the non-deductible health insurance industry fee in 2018 which was contemplated in the pricing and benefit design of the company’s products.

The GAAP consolidated benefit ratio for FY 2018 of 83.5 percent increased 50 basis points from the FY 2017 GAAP consolidated benefit ratio of 83.0 percent. The year-over-year increase was unfavorably impacted by the following factors:

•	enhanced 2018 Medicare Advantage member benefits resulting from the investment of the better than expected 2017 individual Medicare Advantage pretax earnings; and

•	a more severe flu season during the first quarter of 2018.

The above items were partially offset by the positive impact on the FY 2018 ratio from the reinstatement of the non-deductible health insurance industry fee in 2018 which was contemplated in the pricing and benefit design of the company’s products.

The FY 2018 Adjusted consolidated benefit ratio of 83.7 percent increased 20 basis points from the FY 2017 Adjusted consolidated benefit ratio of 83.5 percent primarily due to the same factors impacting the full-year GAAP comparison, while excluding the impact of the Individual Commercial segment.

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	Fourth Quarter
	Individual Commercial	All Other	Total
Prior Period Development from prior years recognized in 4Q18	($2)	$38	$36
Prior Period Development from prior years recognized in 4Q17	$10	$43	$53

	Full Year (FY)
Prior Period Development from prior years recognized in FY 2018	$56	$447	$503
Prior Period Development from prior years recognized in FY 2017	$56	$427	$483

Prior Period Development decreased the GAAP consolidated benefit ratio by 30 basis points in 4Q18 and 40 basis points in 4Q17. Prior Period Development lowered both the FY 2018 and FY 2017 consolidated benefit ratios by 90 basis points.

Consolidated operating expenses

Consolidated operating cost ratio (operating costs as a percent of total revenues less investment income)	4Q18 (a)	4Q17 (b)	FY 2018 (c)	FY 2017 (d)
GAAP	15.0%	14.3%	13.3%	12.3%
Operating cost ratio impact associated with the Individual Commercial segment	—	(0.2%)	—	(0.2%)
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	—	(0.1%)
Charges associated with voluntary and involuntary workforce reduction programs	—	(0.2%)	—	(0.3%)
Adjusted (non-GAAP)	15.0%	13.9%	13.3%	11.7%

The 4Q18 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 15.0 percent increased 70 basis points from the 4Q17 ratio of 14.3 percent. The year-over-year increase was the result of the following:

•	the reinstatement of the non-deductible health insurance industry fee in 2018, which increased the consolidated GAAP operating cost ratio by approximately 180 basis points in 4Q18,

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investments made in 4Q18 as a result of the Tax Reform Law; these include the continuation of investments in the company’s employees, primarily the establishment of an annual incentive compensation program for a broader range of employees, together with additional investments in the communities of the company’s members, technology and its integrated care delivery model to drive more affordable healthcare and better clinical outcomes, as previously disclosed,

•	an increase in incentive compensation costs under the expanded program noted above, resulting from the continued strong performance by the company, and

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growth in the company’s military services business, which carries a higher operating cost ratio than other company products, due to the previously disclosed transition to the TRICARE East Region contract effective January 1, 2018.

The above items were partially offset by the favorable impact on 4Q18 from:

•	significant operating costs efficiencies in 4Q18 driven by productivity initiatives implemented in 2017,

•	impact of the charges recorded in 4Q17 associated with the voluntary and involuntary workforce reduction program, and

•	the exit of the individual commercial business, which carried a higher operating cost ratio than the company’s other products, effective January 1, 2018.

The 4Q18 Adjusted consolidated operating cost ratio was 110 basis points higher than the 4Q17 Adjusted consolidated operating cost ratio of 13.9 percent, primarily driven by the same factors impacting the change in the quarterly GAAP consolidated operating cost ratio, while excluding the impact of the items detailed in the consolidated operating cost ratio table above.

The 100 basis point increase of the FY 2018 GAAP consolidated operating cost ratio of 13.3 percent from 12.3 percent in FY 2017 was primarily impacted by the same factors influencing the fourth quarter GAAP comparison. In addition, the year-over-year comparison was positively impacted by the guaranty fund assessment expense to support policyholder obligations of Penn Treaty recorded in the first quarter of 2017. The non-deductible health insurance industry fee increased the consolidated GAAP operating cost ratio by approximately 180 basis points in FY 2018.

The FY 2018 Adjusted consolidated operating cost ratio of 13.3 percent increased 160 basis points from the Adjusted ratio of 11.7 percent in FY 2017 primarily reflecting the same factors impacting the year-to-date GAAP comparison, while excluding the impact of the items noted in the consolidated operating cost ratio table above.

Balance sheet

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At December 31, 2018, the company had cash, cash equivalents, and investment securities of $12.78 billion, down $1.46 billion, or 10 percent, from $14.24 billion at September 30, 2018, primarily reflecting the October 1 payment of $1.04 billion payment related to the health insurance industry fee and common stock repurchases, partially offset by net borrowings under a term loan. Additional changes are outlined in the company’s consolidated statement of cash flows on pages S-6 and S-7 of the statistical supplement included in this release.

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At December 31, 2018, cash and short-term investments held at the parent company of $578 million decreased $424 million, or 42 percent, from $1.00 billion at September 30, 2018 primarily resulting from common stock repurchases, capital contributions to subsidiaries, and capital expenditures. These declines were partially offset by net borrowings under a term loan and dividends received from subsidiaries.

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Days in claims payable (DCP) of 39.1 at December 31, 2018, decreased by 2 days from 41.1 at September 30, 2018, and declined 1.3 days from 40.4 at December 31, 2017. Changes are outlined in the DCP rollforward on page S-19 of the statistical supplement included in this release.

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Debt-to-total capitalization at December 31, 2018 was 37.4 percent, slightly above target and up 460 basis points from 32.8 percent at September 30, 2018, primarily resulting from net borrowings of $650 million under the company’s term loan, the net issuance of commercial paper during the fourth quarter, and the impact of share repurchases due to the accelerated share repurchase (ASR) program entered into in 4Q18. These items were partially offset by the net impact of the quarter’s earnings. The company’s long-term debt-to-total capitalization target of approximately 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility. At times, the company’s debt-to-total capitalization will exceed this target due to the timing of share repurchases, acquisitions, and debt issuance.

Operating cash flows

Net cash from operating activities (in millions) (Used in)provided by	4Q18	4Q17	FY 2018	FY 2017
GAAP	($333)	($2,911)	$2,173	$4,051
Timing of premium payment from CMS (f)	—	3,129	—	—
Adjusted (non-GAAP)	($333)	$218	$2,173	$4,051

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GAAP cash flows used in operations of $333 million in 4Q18 favorably compared to cash flows used in operations of $2.91 billion in 4Q17. The year-over-year GAAP comparison was positively impacted by the following:

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the timing of the monthly premium remittances from CMS. The company received the October 2017 payment of $3.13 billion during the third quarter of 2017 as a result of October 1 falling on a weekend in 2017. As a result, 4Q17 included only two monthly payments as compared to the scheduled three monthly payments that were received in 4Q18; and

•	favorable year-over-year earnings in 4Q18 compared to 4Q17.

The 4Q18 GAAP cash flows used in operations were further impacted by the company’s payment of $1.04 billion related to the health insurance industry fee in October and the timing of working capital items. 4Q17 GAAP cash flows were not impacted by the health insurance industry fee due to the fee’s temporary suspension in 2017.

Adjusted cash flows used in operations for 4Q18 of $333 million compared unfavorably to Adjusted cash flows provided by operations of $218 million in 4Q17 primarily due to the payment of the health insurance industry fee, as well as the timing of working capital items, partially offset by higher year-over-year earnings in 4Q18 compared to 4Q17.

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For FY 2018, GAAP cash flows provided by operations totaled $2.17 billion versus $4.05 billion of GAAP cash flows provided by operations during FY 2017, a decrease of $1.88 billion, or 46 percent. The year-over-year decrease was impacted by the following:

•	the receipt of the merger termination fee, net of related expenses, in FY 2017,

•	the funding of reinsurance transactions in connection with the sale of KMG in FY 2018, and

•	the timing of working capital items.

Share repurchases

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During November 2018, the company entered into an agreement with a third party financial institution to effect a $750 million ASR program under its current share repurchase authorization. The actual number of shares repurchased under the November 2018 ASR agreement will be determined based on a volume-weighted average price of the company’s common stock during the purchase period. Settlement of approximately $150 million of repurchases under the ASR remains pending, and the company expects final settlement in the first quarter of 2019. During 4Q18, the company executed share purchases of 1,937,800 shares, at an average of $309.63 per share, under this ASR program.

•	After consideration of the $750 million ASR, the company has a remaining repurchase authorization of approximately $1.03 billion as of February 6, 2019.

Cash dividends

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The company paid cash dividends to its stockholders of $70 million in 4Q18 versus $58 million in 4Q17. Cash dividends of $265 million were paid to the company’s stockholders during FY 2018 compared to $220 million in FY 2017. The increases primarily reflect an increase in the per share dividend to $0.50 for 2018 from $0.40 per share for 2017, as previously disclosed.

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In February 2019, the company’s Board of Directors declared a cash dividend of $0.55 per share, an increase of 10 percent from the company’s previous dividend of $0.50 per share. This dividend will be payable on April 26, 2019 to stockholders of record on March 29, 2019.

Humana’s Retail Segment

This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transition prescription drug plan (PDP) program.

Retail segment revenues:

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The 4Q18 revenues for the Retail segment were $12.04 billion, an increase of $1.09 billion, or 10 percent, from $10.95 billion in 4Q17 primarily reflecting individual and group Medicare Advantage membership growth in last year’s Annual Election Period (AEP) as well as increased per-member premiums for certain of the segment’s products, partially offset by declines in stand-alone PDP and state-based contracts revenues resulting from year-over-year membership declines discussed further below.

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The FY 2018 revenues for the Retail segment were $48.26 billion, up $3.53 billion, or 8 percent, from $44.73 billion in FY 2017, primarily reflecting the same factors impacting the year-over-year fourth quarter comparison.

Retail segment enrollment:

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Individual Medicare Advantage membership was 3,064,000 as of December 31, 2018, a net increase of 20,200 or 1 percent, from 3,043,800 as of September 30, 2018, and up 203,200, or 7 percent, from 2,860,800 as of December 31, 2017. The year-over- year increase was primarily due to membership additions associated with last year’s AEP for Medicare beneficiaries.

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January 2019 individual Medicare Advantage membership approximated 3,406,000, up approximately 342,000, or 11 percent, from December 31, 2018, reflecting net membership additions during the recently completed AEP for Medicare beneficiaries.

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Group Medicare Advantage membership was 497,800 as of December 31, 2018, a net increase of 1,000, or less than 1 percent, from 496,800 at September 30, 2018, and up 56,400, or 13 percent, from 441,400 as of December 31, 2017. The year-over-year increase primarily resulted from increased sales to the company’s existing group accounts during last year’s AEP for Medicare beneficiaries.

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January 2019 group Medicare Advantage membership approximated 516,800, up approximately 19,000, or 4 percent, from December 31, 2018, reflecting net membership additions during the recently completed AEP for Medicare beneficiaries.

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Membership in the company’s stand-alone PDP offerings was 5,004,300 as of December 31, 2018, a net decrease of 11,600, or less than 1 percent, from 5,015,900 as of September 30, 2018, and down 303,800, or 6 percent, from 5,308,100 as of December 31, 2017, reflecting net declines during last year’s AEP for Medicare beneficiaries. These declines primarily resulted from the previously disclosed loss of auto assigned members in Florida and South Carolina due to pricing over the CMS low income benchmark and continued membership declines in the company’s Enhanced Plan. In addition, growth in the company’s co-branded Walmart plan was significantly lower than historical levels due to the introduction of additional low-priced competitor offerings in many regions.

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January 2019 stand-alone PDP membership approximated 4,458,000, down approximately 546,300, or 11 percent, from December 31, 2018, reflecting net membership declines during the recently completed AEP for Medicare beneficiaries. The decline is primarily due to the competitive nature of the industry and the pricing discipline the company has employed, which has resulted in it no longer being the low cost plan in any market for 2019.

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State-based contracts membership (including dual-eligible demonstration members) was 341,100 as of December 31, 2018, a net increase of 17,300, or 5 percent, from 323,800 at September 30, 2018, but down 19,000, or 5 percent, from 360,100 as of December 31, 2017. The sequential increase primarily resulted from increased membership in the Managed Medical Assistance (MMA) program in Florida as a result of the December 1, 2018 contract effective date in certain regions. The year-over-year decrease was primarily driven by the company’s election not to participate in Illinois’ Medicaid Integrated Care Program and the Virginia Long Term Support Services (LTSS) contract that replaced the state’s previous stand-alone dual eligible demonstration program in December 2017. Year-over-year comparisons were also impacted by lower membership associated with the company’s Florida Medicaid contract due to overall strengthening economic conditions, partially offset by the addition of members in 4Q18 associated with the Florida MMA program described above.

Retail segment benefits expense:

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The 4Q18 benefit ratio for the Retail segment of 84.0 percent decreased 20 basis points from 84.2 percent in 4Q17 primarily due to the reinstatement of the non-deductible health insurance industry fee in 2018 which was contemplated in the pricing and benefit design of the company’s products. This improvement was partially offset by the unfavorable impact from enhanced 2018 Medicare Advantage member benefits resulting from the investment of the better than expected 2017 individual Medicare Advantage pretax earnings.

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The FY 2018 benefit ratio for the Retail segment of 85.1 percent was 50 basis points lower than the FY 2017 ratio of 85.6 percent, primarily reflecting the same factors impacting the year-over-year comparison for the fourth quarter, while being partially offset by the impact of a more severe flu season in the first quarter of 2018.

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Prior Period Development for the Retail segment, as noted in the table below, improved the segment benefit ratio by 30 basis points in 4Q18 and 40 basis points in 4Q17. Prior Period Development lowered the FY 2018 benefit ratio by 80 basis points and lowered the FY 2017 ratio by 90 basis points.

Retail segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	FY
Prior Period Development from prior years recognized in FY 2018	$187	$60	$120	$31	$398
Prior Period Development from prior years recognized in FY 2017	$204	$83	$52	$47	$386

Retail segment operating costs:

•	The Retail segment’s operating cost ratio of 12.9 percent in 4Q18 increased 110 basis points from 11.8 percent in 4Q17. The year-over-year comparison was negatively impacted by the following:

•	the reinstatement of the non-deductible health insurance industry fee in 2018, which increased the Retail segment’s operating cost ratio by approximately 190 basis points in 4Q18,

•	an increase in incentive compensation costs under the expanded program noted previously, resulting from the continued strong performance by the company, and

•	strategic investments made in 4Q18 as a result of the Tax Reform Law as previously described.

The above items were partially offset by significant operating costs efficiencies in 4Q18 driven by productivity initiatives implemented in 2017.

•

The Retail segment’s FY 2018 operating cost ratio of 11.1 percent increased 150 basis points from 9.6 percent in FY 2017 primarily reflecting the same factors that impacted the year-over-year comparison for the fourth quarter. The reinstatement of the non-deductible health insurance fee impacted the segment’s FY 2018 operating cost ratio by approximately 190 basis points.

Retail segment results:

Retail segment earnings in millions	4Q18 (a)	4Q17 (b)	FY 2018 (c)	FY 2017 (d)
GAAP	$339	$391	$1,733	$1,978
Amortization associated with identifiable intangibles	4	6	19	24
Adjusted (non-GAAP)	$343	$397	$1,752	$2,002

•

The Retail segment’s GAAP segment earnings of $339 million in 4Q18 decreased $52 million, or 13 percent, from GAAP segment earnings of $391 million in 4Q17. Adjusted segment earnings for the Retail segment of $343 million in 4Q18 decreased $54 million, or 14 percent, from the 4Q17 Adjusted segment earnings. The unfavorable comparisons reflect the segment’s higher operating cost ratio in 4Q18, partially offset by the year-over-year improvement in the segment’s benefit ratio in 4Q18.

•

For FY 2018, GAAP segment earnings for the Retail segment of $1.73 billion decreased $245 million, or 12 percent, from $1.98 billion in FY 2017. Adjusted segment earnings of $1.75 billion in FY 2018 declined $250 million, or 12 percent, from $2.00 billion of Adjusted segment earnings in FY 2017. The year-over-year decreases primarily reflect a higher operating cost ratio in FY 2018, partially offset by an improving benefit ratio.

Humana’s Group and Specialty Segment

This segment consists of the company’s employer group fully-insured commercial medical products and specialty health insurance benefits marketed to individuals and groups, including dental, vision, and other supplemental health and voluntary insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses, which beginning January 1, 2018 primarily relates to the TRICARE East Region contract.

Group and Specialty segment revenues:

•

The 4Q18 revenues for the Group and Specialty segment were $1.91 billion, up $18 million, or 1 percent, from $1.89 billion in 4Q17. The year-over-year increase was primarily due to the following factors:

•	higher stop-loss premiums related to the company’s level-funded ASO accounts resulting from membership growth in this product as more fully described below; and

•	higher per member premiums across the commercial fully-insured business.

These increases were partially offset by the reduction in year-over-year premiums revenues related to the company’s workplace voluntary benefit (WVB) and Financial Protection Products (FPP) lines of business due to the exit of the business in connection with Humana’s divestiture of KMG during 2018. The year-over-year comparison was further negatively affected by a decline in average group fully-insured commercial medical membership.

•

The FY 2018 revenues for the Group and Specialty segment were $7.68 billion, up $230 million, or 3 percent, from $7.45 billion in FY 2017, primarily reflecting the same factors that impacted the year-over-year fourth quarter comparison, as well as greater services revenues from the company’s military services business as a result of the transition to the East Region TRICARE contract on January 1, 2018.

Group and Specialty segment enrollment:

•

Group fully-insured commercial medical membership was 1,004,700 at December 31, 2018, a decrease of 24,400, or 2 percent, from 1,029,100 at September 30, 2018, and down 93,000, or 8 percent, from 1,097,700 at December 31, 2017. These anticipated declines primarily reflect lower membership in small group accounts due in part to more small group accounts selecting level-funded ASO products in 2018. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 61 percent at December 31, 2018 and 62 percent at September 30, 2018 and approximately 64 percent at December 31, 2017.

•

Group ASO commercial medical membership was 481,900 at December 31, 2018, an increase of 32,000, or 7 percent, from 449,900 at September 30, 2018, and up 23,200, or 5 percent, from 458,700 at December 31, 2017. The increases primarily reflect more small group accounts selecting level-funded ASO products in 2018, partially offset by the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment. Small group membership comprised 26 percent of group ASO medical membership at December 31, 2018 versus 21 percent at September 30, 2018 and 12 percent at December 31, 2017.

•

Military services membership was 5,928,600 at December 31, 2018, an increase of 1,200, or less than 1 percent, from 5,927,400 at September 30, 2018, and up 2,846,800 or 92 percent, versus 3,081,800 at December 31, 2017 primarily due to the company’s transition to providing healthcare services to military service members, retirees, and their families under the TRICARE East Region contract from the South Region contract. The new contract, which covers 32 states, became effective on January 1, 2018.

•

Membership in specialty products (g) was 6,072,300 at December 31, 2018, a decrease of 44,000, or 1 percent, from 6,116,300, at September 30, 2018, and down 913,700, or 13 percent, from 6,986,000 at December 31, 2017. The decreases primarily resulted from the previously disclosed exit of the company’s WVB and FPP lines of business in connection with the KMG divestiture, as well as the loss of some large group accounts offering stand-alone dental and vision products. These decreases were partially offset by an increase in individual dental and vision membership.

Group and Specialty segment benefits expense:

•

The 4Q18 benefit ratio for the Group and Specialty segment was 84.6 percent, an increase of 150 basis points from 83.1 percent for 4Q17. The year-over-year increase in the benefit ratio is primarily due to the impact of the following factors:

•	retroactive contractual rate adjustments,

•	membership mix, including the continued migration of healthier groups to level-funded ASO products in 2018, and

•	the impact of the exit of the WVB and FPP lines of business in connection with the KMG divestiture during the second quarter of 2018, which carried a very low benefit ratio.

The above items were partially offset by the favorable impact on 4Q18 from the following:

•	the reinstatement of the non-deductible health insurance industry fee in 2018 which was contemplated in the pricing of the company’s products; and

•	higher favorable Prior Period Development.

•

The FY 2018 benefit ratio for the segment of 79.7 percent was 50 basis points higher than the FY 2017 ratio of 79.2 percent. The year-to-date comparison was impacted by the same factors affecting the fourth quarter comparison.

•

Prior Period Development for the Group and Specialty segment decreased the 4Q18 segment benefit ratio by 30 basis points but increased the 4Q17 ratio by 20 basis points. Prior Period Development lowered the segment benefit ratio by 70 basis points in FY 2018 and by 60 basis points in FY 2017.

Group and Specialty segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	FY
Prior Period Development from prior years recognized in FY 2018	$34	$—	$7	$5	$46
Prior Period Development from prior years recognized in FY 2017	$20	$11	$13	($4)	$40

Group and Specialty segment operating costs:

•

The Group and Specialty segment’s operating cost ratio was 23.9 percent in 4Q18, an increase of 200 basis points from 21.9 percent in 4Q17. The year-over-year comparison was primarily impacted by the following factors:

•	reinstatement of the non-deductible health insurance industry fee in 2018, which increased the segment’s operating cost ratio by approximately 160 basis points in 4Q18,

•

growth in the company’s military services business which carries a higher operating cost ratio than other products within the segment, as a result of the transition to the TRICARE East Region contract,

•	an increase in incentive compensation costs under the expanded program noted previously, resulting from the continued strong performance by the company, and

•	investments made in 4Q18 as a result of the Tax Reform Law as previously described.

The above items were partially offset by the following factors:

•	significant operating costs efficiencies in 4Q18 driven by productivity initiatives implemented in 2017; and

•	the impact of the exit of the WVB and FPP lines of business in connection with the KMG divestiture during the second quarter of 2018, which carried a higher operating cost ratio.

•

The Group and Specialty segment’s operating cost ratio of 23.6 percent for FY 2018 was up 220 basis points compared to 21.4 percent for FY 2017. The year-over-year increase was primarily impacted by the same factors influencing the fourth quarter comparison. The reinstatement of the non-deductible health insurance industry fee impacted the segment’s FY 2018 operating cost ratio by approximately 160 basis points.

Group and Specialty segment results:

Group and Specialty segment earnings (losses) In millions	4Q18 (a)	4Q17 (b)	FY 2018 (c)	FY 2017 (d)
GAAP	($11)	$47	$361	$412
Amortization associated with identifiable intangibles	1	1	5	3
Adjusted (non-GAAP)	($10)	$48	$366	$415

•

The Group and Specialty segment’s GAAP segment losses of $11 million in 4Q18 compared to GAAP segment earnings of $47 million in 4Q17, a decrease of $58 million. Adjusted segment losses for the Group and Specialty segment of $10 million in 4Q18 decreased $58 million from $48 million of Adjusted segment earnings in 4Q17. The decreases primarily reflect the factors resulting in the segment’s higher benefit and operating cost ratios in 4Q18, along with lower military services business earnings, which were unfavorably impacted by the timing of certain contractual incentives and adjustments. The declines were partially offset by a favorable year-over-year earnings comparison for the company’s group ASO commercial medical business.

•

The Group and Specialty segment’s GAAP segment earnings of $361 million in FY 2018 compared to GAAP segment earnings of $412 million in FY 2017, a decrease of $51 million, or 12 percent. Adjusted segment earnings of $366 million in FY 2018 decreased $49 million, or 12 percent, from $415 million of Adjusted segment earnings in FY 2017. The year-over-year declines primarily reflect the same factors impacting the fourth quarter GAAP and Adjusted comparisons, excluding the timing impact of the military services business earnings noted above.

Humana’s Healthcare Services Segment

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health, including the company’s investment in Kindred at Home.

Services offered by this segment are designed to enhance members’ healthcare experience with Humana overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

Healthcare Services segment revenues:

•

Revenues of $6.19 billion in 4Q18 for the Healthcare Services segment increased by $173 million, or 3 percent, from $6.02 billion in 4Q17. The year-over-year comparison was favorably impacted by the following:

•	strong Medicare Advantage membership growth in 2018,

•	higher intersegment revenues associated with the company’s provider services business reflecting its previously disclosed acquisition of MCCI Holdings, LLC (MCCI), and

•	favorable year-over-year comparison of external services revenues driven by growth in the company’s provider services and pharmacy solutions businesses.

These increases were partially offset by the following:

•	the result of improving the effectiveness of the company’s chronic care management programs discussed below,

•	the impact on the company’s provider services business of the lower Medicare rates year-over-year in geographies where the company’s provider assets are primarily located, and

•	the loss of intersegment revenues associated with the company’s exit from the individual commercial business and the reduction of stand-alone PDP membership as previously discussed.

FY 2018 revenues for the Healthcare Services segment were $23.81 billion, a decline of $147 million, or 1 percent, from $23.96 billion in FY 2017 primarily reflecting the net negative impact of the same factors affecting the year-over-year comparison for the fourth quarter.

Healthcare Services segment operating costs:

•	The Healthcare Services segment’s operating cost ratio of 96.8 percent in 4Q18 increased 80 basis points from 96.0 percent in 4Q17 primarily due to the following factors:

•	an increase in incentive compensation costs under the expanded program noted previously, resulting from the continued strong performance by the company,

•	transitory costs associated with the integration of the acquired MCCI assets into the Conviva business,

•	investments made in 4Q18 as a result of the Tax Reform Law as previously described, and

•	the lag in operating cost reductions associated with improving the effectiveness of the company’s chronic care management programs, as compared to the timing of the reduction in revenues.

The above items were partially offset by significant operating costs efficiencies in 4Q18 driven by productivity initiatives implemented in 2017.

•

The Healthcare Services segment’s operating cost ratio of 96.3 percent for FY 2018 increased 80 basis points from 95.5 percent in FY 2017 primarily due to the same factors that impacted the year-over-year fourth quarter comparison.

Healthcare Services segment operating statistics:

•

Primary care providers in value-based (shared risk and path to risk) relationships of 53,400 at December 31, 2018 increased 2 percent from 52,300 at September 30, 2018, and also increased 2 percent from 52,200 at December 31, 2017. The percentage of the company’s individual Medicare Advantage members in value-based relationships was 67 percent as of December 31, 2018 compared to 66 percent at September 30, 2018 and 66 percent December 31, 2017.

•

Medicare Advantage and dual demonstration program membership enrolled in a Humana chronic care management program(h) was 716,000 at December 31, 2018, up less than one percent from 713,300 at September 30, 2018 but down 10 percent from 794,900 at December 31, 2017. The company continues to align the effectiveness of its chronic care management programs to the needs of members, leveraging technology and data analytics. This includes graduating members into a monitoring program as their health improves thereby reducing the number of member and clinician interactions to the appropriate level, and transitioning them out of the care management program when they no longer benefit from the services. This improvement in the programs leads to reduced Healthcare Services segment earnings but improved Retail segment operating results.

•

Pharmacy script volume on an adjusted 30-day equivalent basis of 112 million for 4Q18 increased 2 percent compared to 110 million for 4Q17. Pharmacy script volume of 440 million for FY 2018 increased 2 percent compared to 433 million for FY 2017. These increases primarily were driven by higher individual Medicare Advantage membership, partially offset by the decline in stand-alone PDP and Individual Commercial membership.

Healthcare Services segment results:

As noted in the company’s second quarter 2018 earnings press release, it has concluded that the most appropriate way to measure and discuss the financial performance of the Healthcare Services segment is through Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA) rather than pretax income. As a result, the company has transitioned its financial reporting on the Healthcare Services segment to focus on Adjusted EBITDA performance. The table below reconciles GAAP segment earnings to Adjusted EBITDA.

Healthcare Services segment results (in millions)	4Q18(i)	4Q17(i)	FY 2018(i)	FY 2017(i)
GAAP segment earnings	$160	$213	$754	$967
Depreciation and amortization expense	43	40	171	143
Interest and taxes from Kindred at Home	20	—	44	—
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$223	$253	$969	$1,110

•

The Healthcare Services segment’s GAAP segment earnings in 4Q18 decreased $53 million, or 25 percent, to $160 million compared to GAAP segment earnings of $213 million in 4Q17. The decrease primarily resulted from the impact of the optimization process associated with the company’s chronic care management programs, transitory costs associated with the integration of the acquired MCCI assets into the Conviva business, and investments made in 4Q18 as a result of the Tax Reform Law, partially offset by the impact of Kindred at Home.

Adjusted EBITDA in 4Q18 for the Healthcare Services segment of $223 million was down $30 million, or 12 percent, compared to Adjusted EBITDA of $253 million in 4Q17. The slight decrease in 4Q18 Adjusted EBITDA from 4Q17 Adjusted EBITDA primarily resulted from the same factors impacting the GAAP segment earnings comparison excluding the impact of the items noted in the table above.

•

The Healthcare Services segment’s GAAP segment earnings in FY 2018 decreased $213 million, or 22 percent, to $754 million compared to GAAP segment earnings of $967 million in FY 2017. The decrease resulted from the same factors impacting the fourth quarter GAAP segment earnings comparison.

Adjusted EBITDA for FY 2018 of $969 million decreased $141 million, or 13 percent, versus the FY 2017 Adjusted EBITDA for the Healthcare Services segment of $1.11 billion. The unfavorable comparison of Adjusted EBITDA year over year primarily resulted from the same factors impacting the fourth quarter Adjusted earnings comparison.

Humana’s Individual Commercial Segment

This segment consisted of the company’s Individual Commercial products marketed under the HumanaOne brand. For 2017, the company offered on-exchange products as well as certain grandfathered policies issued prior to the enactment of the Health Care Reform Law. As announced in 2017, the company exited this business effective January 1, 2018. Results of this segment in 2018 reflect the run out of this business. Results of this segment have been excluded from Adjusted consolidated results.

Individual Commercial segment results:

•

Individual Commercial segment losses of $2 million in 4Q18 compared to segment losses of $14 million in 4Q17. FY 2018 segment earnings of $74 million were $119 million, or 62 percent, lower than FY 2017 segment earnings of $193 million. The segment earnings in FY 2018 primarily reflect the impact of favorable Prior Period Development.

Conference Call

Humana will host a conference call at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.

All parties interested in the company’s 4Q18 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 4Q18 earnings call may also be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.

For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available from approximately 2:00 p.m. eastern time on February 6, 2019 until midnight eastern time on April 6, 2019 and can be accessed by dialing 855-859-2056 and providing the conference ID #7198019.

Footnotes

(a)	4Q18 Adjusted results exclude the following:

•

Favorable adjustment to the previously recognized loss associated with the company’s sale of its wholly-owned subsidiary, KMG America Corporation (KMG) of approximately $0.17 per diluted common share. GAAP measure affected in this release is EPS.

•

Put/call valuation adjustments of approximately $22 million, or $0.13 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home. GAAP measures affected in this release include consolidated pretax and EPS.

•

Amortization expense for identifiable intangibles of approximately $20 million pretax income, or $0.11 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•

Segment losses of $2 million (no material impact to EPS) for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

(b)	4Q17 Adjusted results exclude the following:

•

Amortization expense for identifiable intangibles of approximately $21 million pretax, or $0.09 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•

Segment losses of $14 million, or $0.06 per diluted common share, for the company’s Individual Commercial segment given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•

Transaction and integration costs of $11 million pretax, or $0.05 per diluted common share, associated with the then-pending merger agreement; GAAP measures affected in this release include consolidated pretax income and EPS.

•

Expense of approximately $23 million pretax, or $0.10 per diluted common share, associated with voluntary and involuntary workforce reduction programs; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

•

Expense of approximately $17 million pretax, or $0.08 per diluted common share, associated with early retirement of debt in the fourth quarter of 2017; GAAP measures affected in this release include consolidated pretax income and EPS.

•

The impact of approximately $0.94 per diluted common share associated with the re-measurement of deferred tax assets at lower corporate tax rates under the Tax Reform Law. The only GAAP measure affected in this release is EPS.

•

The one-year beneficial effect of a lower effective tax rate of approximately $0.55 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact. The only GAAP measure affected in this release is EPS.

(c)	FY 2018 Adjusted results exclude the following:

•

Loss of approximately $786 million pretax, or $2.41 per diluted common share, associated with the company’s sale of its wholly-owned subsidiary, KMG. GAAP measures affected in this release include consolidated pretax and EPS.

•

Put/call valuation adjustments of approximately $33 million, or $0.18 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home. GAAP measures affected in this release include consolidated pretax and EPS.

•

Amortization expense for identifiable intangibles of approximately $90 million pretax, or $0.49 per diluted common share; GAAP measures affected in this release include consolidated pretax income, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•

Segment earnings of approximately $74 million, or $0.41 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Adjustment of $0.28 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law. The only GAAP measure affected in this release is EPS.

(d)	FY 2017 Adjusted results exclude the following:

•

Amortization expense for identifiable intangibles of approximately $75 million pretax, or $0.32 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•

Segment earnings of approximately $193 million, or $0.84 per diluted common share, for the company’s Individual Commercial segment given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•

Net gain from the termination of the merger agreement of approximately $936 million pretax, or $4.31 per diluted common share; includes the net break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible; GAAP measures affected in this release include consolidated pretax income and EPS.

•

Guaranty fund assessment expense of approximately $54 million pretax, or $0.24 per diluted common share, to support the policy-holder obligations of Penn Treaty (an unaffiliated long-term care insurance company); GAAP measures affected in this release include consolidated pretax income, EPS, and consolidated operating costs ratio. Under state guaranty assessment laws, the company may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as the company. On March 1, 2017, a court ordered the liquidation of Penn Treaty which triggered assessments from the state guaranty associations.

•

Expense of approximately $148 million pretax, or $0.64 per diluted common share, associated with voluntary and involuntary workforce reduction programs; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

•

Expense of approximately $17 million pretax, or $0.08 per diluted common share, associated with early retirement of debt in the fourth quarter of 2017; GAAP measures affected in this release include consolidated pretax income and EPS.

•

The impact of approximately $0.92 per diluted common share associated with the re-measurement of deferred tax assets at lower corporate tax rates under the Tax Reform Law. The only GAAP measure affected in this release is EPS.

•

The one-year beneficial effect of a lower effective tax rate of approximately $2.15 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact. The only GAAP measure affected in this release is EPS.

(e)	FY 2019 Adjusted EPS projections exclude the following:

•	FY 2019 GAAP EPS guidance excludes the impact of future value changes of the Kindred at Home put/call option.

•	Amortization expense for identifiable intangibles of approximately $0.40 per diluted common share.

(f)

Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments. Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.

(g)

The company provides a full range of insured specialty products including dental, vision, and other supplemental health benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

(h)

Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program.    Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

(i)

The Healthcare Services segment Adjusted EBITDA includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from the all lines of business within the segment, as well as in 2018, the impact of Humana’s 40% minority interest in Kindred at Home.

Cautionary Statement

This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•

If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.

•

If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.

•

If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•

Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•

As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.

•

The Healthcare Reform Law, including The Patient Protection and Affordable Care Act and The Healthcare and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. Additionally, potential legislative or judicial changes, including activities to invalidate, repeal or replace, in whole or in part, the Health Care Reform Law, creates uncertainty for Humana’s business, and when, or in what form, such legislative or judicial changes may occur cannot be predicted with certainty.

•

Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•

Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2017;

•	Form 10-Q for the quarters ended March 31, 2018; June 30, 2018; September 30, 2018; and

•	Form 8-Ks filed during 2018 and 2019.

About Humana

Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases and conference calls

•	Calendar of events

•	Corporate Governance information

Humana Inc. – Rollforward of Initial FY 2018 Guidance to Actual FY 2018 Results Diluted earnings per common share (EPS)	GAAP EPS	Adjustments to GAAP		Adjusted EPS
Initial FY 2018 guidance issued on February 7, 2018	$13.16 to $13.66	~$	0.34	$13.50 to $14.00
Changes in projected operating performance:
Retail segment	1.27		—	1.27
Group and Specialty segment	(0.08)		—	(0.08)
Healthcare Services segment	(0.54)		—	(0.54)
Individual Commercial segment	0.33		(0.33)	—
Loss on sale of KMG, a wholly-owned subsidiary	(2.41)		2.41	—
Put/call valuation adjustments associated with 40% minority ownership in Kindred at Home	(0.18)		0.18	—
Adjustments to provisional estimates for the income tax effects related to Tax Reform Law	0.28		(0.28)	—
Other	0.08		0.07	0.15
As of December 31, 2018	$12.16		$2.39	$14.55

Humana Inc. – Rollforward of FY 2018 Guidance (published in 3Q18 earnings release) to Actual FY 2018 Results Diluted earnings per common share (EPS)	GAAP EPS	Adjustments to GAAP		Adjusted EPS
FY 2018 guidance issued on November 7, 2018	~$ 11.96	~$	2.44	~$ 14.40
Changes in projected operating performance:
Retail segment	0.32		—	0.32
Group and Specialty segment	(0.11)		—	(0.11)
Healthcare Services segment	(0.15)		—	(0.15)
Loss on sale of KMG, a wholly-owned subsidiary	0.17		(0.17)	—
Put/call valuation adjustments associated with 40% minority ownership in Kindred at Home	(0.13)		0.13	—
Other	0.10		(0.01)	0.09
As of December 31, 2018	$12.16		$2.39	$14.55

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2019 Projections As of February 6, 2019		Comments
Diluted earnings per common share (EPS)	GAAP	$16.60 to $17.10	• GAAP EPS guidance excludes the impact of future fair value changes of the Kindred at Home put/call option • See footnote (e) for detail of non-GAAP adjustments
	Adjustments	~$0.40
	Non-GAAP	$17.00 to $17.50

Total revenues	Consolidated	$63.1 billion to $63.7 billion	• Consolidated and segment-level revenue projections include expected investment income • Segment-level revenues include amounts that eliminate in consolidation
	Retail segment	$54.9 billion to $55.5 billion
	Group and Specialty segment	$7.1 billion to $7.6 billion
	Healthcare Services segment	$25.95 billion to $26.25 billion

Change in year- end medical membership from prior year end	• Individual Medicare Advantage: Up 375,000 to 400,000 (no change)		• Group commercial medical membership includes fully insured and ASO.
• Group Medicare Advantage: Up ~30,000 (no change)
• Medicare stand-alone PDP: Down 700,000 to 750,000 (no change)
• Group commercial medical: Down 80,000 to 100,000

Benefit ratios	Retail segment	86.6% to 87.6%	• Ratio calculation: benefits expense as a percent of premium revenues
	Group and Specialty segment	81.0% to 81.5%

Consolidated operating cost ratio	10.6% to 11.4%		• Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2019 Projections As of February 6, 2019		Comments
Segment results	Retail segment earnings	$1.875 billion to $2.075 billion	• No material impact to segment earnings anticipated from non-GAAP adjustments
	Group and Specialty segment earnings	$300 million to $350 million
	Healthcare Services Adjusted EBITDA	$1.00 billion to $1.05 billion

Effective tax rate	23.3% to 23.8%

Weighted average share count for diluted EPS	135.3 million to 136.3 million		• Includes impact of share repurchases

Cash flows from operations	$2.5 billion to $2.9 billion

Capital expenditures	$725 million to $775 million

Humana Inc.

Statistical Schedules

And

Supplementary Information

4Q18 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

4Q18 Earnings Release

Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income	(S-3 - S-4)
3.	Consolidated Balance Sheets	(S-5)
4.	Consolidated Statements of Cash Flows	(S-6 - S-7)
Operating Results Detail
6.	Consolidating Statements of Income - Quarter	(S-8 - S-9)
7.	Consolidating Statements of Income - YTD	(S-10 - S-11)
8.	Ending Membership Detail	(S-12)
9.	Premiums and Services Revenue Detail	(S-13 - S-14)
11.	Healthcare Services Segment Metrics	(S-15 - S-17)
Balance Sheet Detail
12.	Benefits Payable Detail and Statistics	(S-18 - S-19)
Footnotes		(S-20)

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	For the three months ended December 31,		Dollar	Percentage
	2018	2017	Change	Change
Revenues:
Premiums	$13,705	$12,824	$881	6.9%
Services	367	276	91	33.0%
Investment income	96	89	7	7.9%

Total revenues	14,168	13,189	979	7.4%

Operating expenses:
Benefits	11,433	10,639	794	7.5%
Operating costs	2,115	1,873	242	12.9%
Merger termination fee and related costs, net	—	11	(11)	-100.0%
Depreciation and amortization	103	100	3	3.0%

Total operating expenses	13,651	12,623	1,028	8.1%

Income from operations	517	566	(49)	-8.7%
Interest expense	59	76	(17)	-22.4%
Other expense, net (A)	22	—	22	n/a

Income before income taxes and equity in net earnings	436	490	(54)	-11.0%
Provision for income taxes	83	306	(223)	-72.9%
Equity in net earnings of Kindred at Home (B)	2	—	2	n/a

Net income	$355	$184	$171	92.9%

Basic earnings per common share	$2.60	$1.30	$1.30	100.0%
Diluted earnings per common share	$2.58	$1.29	$1.29	100.0%
Shares used in computing basic earnings per common share (000’s)	136,570	141,333
Shares used in computing diluted earnings per common share (000’s)	137,529	142,474

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	For the year ended December 31,		Dollar	Percentage
	2018	2017	Change	Change
Revenues:
Premiums	$54,941	$52,380	$2,561	4.9%
Services	1,457	982	475	48.4%
Investment income	514	405	109	26.9%

Total revenues	56,912	53,767	3,145	5.8%

Operating expenses:
Benefits	45,882	43,496	2,386	5.5%
Operating costs	7,525	6,567	958	14.6%
Merger termination fee and related costs, net	—	(936)	936	-100.0%
Depreciation and amortization	405	378	27	7.1%

Total operating expenses	53,812	49,505	4,307	8.7%

Income from operations	3,100	4,262	(1,162)	-27.3%
Loss on sale of business	786	—	786	n/a
Interest expense	218	242	(24)	-9.9%
Other expense, net (A)	33	—	33	n/a

Income before income taxes and equity in net earnings	2,063	4,020	(1,957)	-48.7%
Provision for income taxes	391	1,572	(1,181)	-75.1%
Equity in net earnings of Kindred at Home (B)	11	—	11	n/a

Net income	$1,683	$2,448	$(765)	-31.3%

Basic earnings per common share	$12.24	$16.94	$(4.70)	-27.7%
Diluted earnings per common share	$12.16	$16.81	$(4.65)	-27.7%
Shares used in computing basic earnings per common share (000’s)	137,486	144,493
Shares used in computing diluted earnings per common share (000’s)	138,403	145,585

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	December 31,	December 31,	Year-to-Date Change
	2018	2017	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$2,343	$4,042
Investment securities	10,026	9,557
Receivables, net	1,015	854
Other current assets	3,564	2,949

Total current assets	16,948	17,402	$(454)	-2.6%
Property and equipment, net	1,735	1,584
Long-term investment securities	411	2,745
Goodwill	3,897	3,281
Equity method investment in Kindred at Home	1,047	—
Other long-term assets	1,375	2,166

Total assets	$25,413	$27,178	$(1,765)	-6.5%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$4,862	$4,668
Trade accounts payable and accrued expenses	3,067	4,069
Book overdraft	171	141
Unearned revenues	283	378
Short-term debt	1,694	150

Total current liabilities	10,077	9,406	$671	7.1%
Long-term debt	4,375	4,770
Future policy benefits payable	219	2,923
Other long-term liabilities	581	237

Total liabilities	15,252	17,336	$(2,084)	-12.0%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,594,841 issued at December 31, 2018	33	33
Capital in excess of par value	2,535	2,445
Retained earnings	15,072	13,670
Accumulated other comprehensive (loss) income	(159)	19
Treasury stock, at cost, 63,028,169 shares at December 31, 2018	(7,320)	(6,325)

Total stockholders’ equity	10,161	9,842	$319	3.2%

Total liabilities and stockholders’ equity	$25,413	$27,178	$(1,765)	-6.5%

Debt-to-total capitalization ratio	37.4%	33.3%
Return on Invested Capital (ROIC) based on Net Operating Profit After Tax (NOPAT)—trailing 12 months	11.9%	17.6%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	For the three months ended December 31,		Dollar	Percentage
	2018	2017	Change	Change
Cash flows from operating activities
Net income	$355	$184
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	114	107
Other intangible amortization	20	21
Net realized capital gain	—	14
Equity in net earnings of Kindred at Home	(2)	—
Stock-based compensation	32	41
Provision for deferred income taxes	29	186
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	47	68
Other assets	455	(213)
Benefits payable	(158)	(291)
Other liabilities	(1,224)	—
Unearned revenues	(11)	(3,069)
Other, net	10	41

Net cash used in operating activities	(333)	(2,911)	$2,578	88.6%

Cash flows from investing activities
Acquisitions, net of cash acquired	—	(21)
Purchases of property and equipment	(176)	(148)
Purchases of investment securities	(1,308)	(1,928)
Maturities of investment securities	157	192
Proceeds from sales of investment securities	880	740

Net cash used in investing activities	(447)	(1,165)	$718	61.6%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(1,018)	(108)
Proceeds from issuance of senior notes, net	—	794
Repayments of long-term debt	—	(800)
Proceeds from issuance of term loan	1,000	—
Repayment of term loan	(350)	—
Proceeds from issuance of commercial paper, net	245	—
Change in book overdraft	(28)	(30)
Common stock repurchases	(796)	(1,546)
Dividends paid	(70)	(58)
Proceeds from stock option exercises and other	(2)	1

Net cash used in financing activities	(1,019)	(1,747)	$728	41.7%

Decrease in cash and cash equivalents	(1,799)	(5,823)
Cash and cash equivalents at beginning of period	4,142	9,865

Cash and cash equivalents at end of period	$2,343	$4,042

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	For the year ended December 31,		Dollar	Percentage
	2018	2017	Change	Change
Cash flows from operating activities
Net income	$1,683	$2,448
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on sale of business	786	—
Depreciation	444	410
Other intangible amortization	90	75
Net realized capital gains	(90)	(14)
Equity in net earnings of Kindred at Home	(11)	—
Stock-based compensation	137	157
Provision for deferred income taxes	194	132
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(164)	426
Other assets	(484)	(582)
Benefits payable	252	105
Other liabilities	(676)	641
Unearned revenues	(95)	98
Other, net	107	155

Net cash provided by operating activities	2,173	4,051	($1,878)	-46.4%

Cash flows from investing activities
Acquisitions, net of cash acquired	(354)	(31)
Purchases of property and equipment	(612)	(524)
Cash transferred in sale of business	(805)	—
Purchases of investment securities	(4,687)	(6,265)
Maturities of investment securities	972	1,111
Proceeds from sales of investment securities	3,494	2,768
Acquisition, equity method investment in Kindred at Home	(1,095)	—

Net cash used in investing activities	(3,087)	(2,941)	($146)	-5.0%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(640)	1,823
Proceeds from issuance of senior notes, net	—	1,779
Repayments of long-term debt	—	(800)
Proceeds from issuance of term loan	1,000	—
Repayment of term loarn	(350)	—
Proceeds from issuance (repayments) of commercial paper, net	485	(153)
Change in book overdraft	30	(71)
Common stock repurchases	(1,090)	(3,365)
Dividends paid	(265)	(220)
Proceeds from stock option exercises and other	45	62

Net cash used in financing activities	(785)	(945)	$160	16.9%

(Decrease) increase in cash and cash equivalents	(1,699)	165
Cash and cash equivalents at beginning of period	4,042	3,877

Cash and cash equivalents at end of period	$2,343	$4,042

Humana Inc.

Consolidating Statements of Income—For the three months ended December 31, 2018

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$8,866	$—	$—	$—	$—	$—	$8,866
Group Medicare Advantage	1,528	—	—	—	—	—	1,528
Medicare stand-alone PDP	881	—	—	—	—	—	881

Total Medicare	11,275	—	—	—	—	—	11,275

Fully-insured	131	1,361	—	2	—	—	1,494
Specialty	—	345	—	—	—	—	345
Medicaid and other (C)	591	—	—	—	—	—	591

Total premiums	11,997	1,706	—	2	—	—	13,705

Services revenue:
Provider	—	—	114	—	—	—	114
ASO and other (D)	5	193	—	—	—	—	198
Pharmacy	—	—	55	—	—	—	55

Total services revenue	5	193	169	—	—	—	367

Total revenues—external customers	12,002	1,899	169	2	—	—	14,072

Intersegment revenues
Services	—	5	4,414	—	—	(4,419)	—
Products	—	—	1,608	—	—	(1,608)	—

Total intersegment revenues	—	5	6,022	—	—	(6,027)	—

Investment income	34	5	—	—	—	57	96

Total revenues	12,036	1,909	6,191	2	—	(5,970)	14,168

Operating expenses:
Benefits	10,083	1,443	—	3	—	(96)	11,433
Operating costs	1,543	455	5,995	1	—	(5,879)	2,115
Depreciation and amortization	71	22	38	—	—	(28)	103

Total operating expenses	11,697	1,920	6,033	4	—	(6,003)	13,651

Income (loss) from operations	339	(11)	158	(2)	—	33	517
Interest expense	—	—	—	—	—	59	59
Other expense, net (A)	—	—	—	—	—	22	22

Income (loss) before income taxes and equity in net earnings	339	(11)	158	(2)	—	(48)	436

Equity in net earnings of Kindred at Home (B)	—	—	2	—	—	—	2

Segment earnings (loss)	$339	$(11)	$160	$(2)	$—	$(48)	$438

Benefit ratio	84.0%	84.6%					83.4%
Operating cost ratio	12.9%	23.9%	96.8%				15.0%

Humana Inc.

Consolidating Statements of Income—For the three months ended December 31, 2017

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$7,985	$—	$—	$—	$—	$—	$7,985
Group Medicare Advantage	1,288	—	—	—	—	—	1,288
Medicare stand-alone PDP	915	—	—	—	—	—	915

Total Medicare	10,188	—	—	—	—	—	10,188

Fully-insured	121	1,364	—	193	—	—	1,678
Specialty	—	334	—	—	—	—	334
Medicaid and other (C)	617	—	—	—	7	—	624

Total premiums	10,926	1,698	—	193	7	—	12,824

Services revenue:
Provider	—	—	65	—	—	—	65
ASO and other (D)	4	182	—	—	3	—	189
Pharmacy	—	—	22	—	—	—	22

Total services revenue	4	182	87	—	3	—	276

Total revenues—external customers	10,930	1,880	87	193	10	—	13,100

Intersegment revenues
Services	—	5	4,335	—	—	(4,340)	—
Products	—	—	1,586	—	—	(1,586)	—

Total intersegment revenues	—	5	5,921	—	—	(5,926)	—

Investment income	18	6	10	1	23	31	89

Total revenues	10,948	1,891	6,018	194	33	(5,895)	13,189

Operating expenses:
Benefits	9,201	1,411	—	155	36	(164)	10,639
Operating costs	1,294	412	5,765	50	3	(5,651)	1,873
Merger termination fee and related costs, net	—	—	—	—	—	11	11
Depreciation and amortization	62	21	40	3	—	(26)	100

Total operating expenses	10,557	1,844	5,805	208	39	(5,830)	12,623

Income (loss) from operations	391	47	213	(14)	(6)	(65)	566
Interest expense	—	—	—	—	—	76	76

Income (loss) before income taxes and equity in net earnings	391	47	213	(14)	(6)	(141)	490

Equity in net earnings of Kindred at Home (B)	—	—	—	—	—	—	—

Segment earnings (loss)	$391	$47	$213	$(14)	$(6)	$(141)	$490

Benefit ratio	84.2%	83.1%					83.0%
Operating cost ratio	11.8%	21.9%	96.0%				14.3%

Humana Inc.

Consolidating Statements of Income—For the year ended December 31, 2018

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$35,656	$—	$—	$—	$—	$—	$35,656
Group Medicare Advantage	6,103	—	—	—	—	—	6,103
Medicare stand-alone PDP	3,584	—	—	—	—	—	3,584

Total Medicare	45,343	—	—	—	—	—	45,343

Fully-insured	510	5,444	—	8	—	—	5,962
Specialty	—	1,359	—	—	—	—	1,359
Medicaid and other (C)	2,255	—	—	—	22	—	2,277

Total premiums	48,108	6,803	—	8	22	—	54,941

Services revenue:
Provider	—	—	404	—	—	—	404
ASO and other (D)	11	835	—	—	4	—	850
Pharmacy	—	—	203	—	—	—	203

Total services revenue	11	835	607	—	4	—	1,457

Total revenues—external customers	48,119	7,638	607	8	26	—	56,398

Intersegment revenues
Services	—	18	16,840	—	—	(16,858)	—
Products	—	—	6,330	—	—	(6,330)	—

Total intersegment revenues	—	18	23,170	—	—	(23,188)	—

Investment income	136	23	34	—	110	211	514

Total revenues	48,255	7,679	23,811	8	136	(22,977)	56,912

Operating expenses:
Benefits	40,925	5,420	—	(70)	77	(470)	45,882
Operating costs	5,327	1,810	22,905	4	6	(22,527)	7,525
Depreciation and amortization	270	88	163	—	—	(116)	405

Total operating expenses	46,522	7,318	23,068	(66)	83	(23,113)	53,812

Income from operations	1,733	361	743	74	53	136	3,100
Loss on sale of business	—	—	—	—	—	786	786
Interest expense	—	—	—	—	—	218	218
Other expense, net (A)	—	—	—	—	—	33	33

Income (loss) before income taxes and equity in net earnings	1,733	361	743	74	53	(901)	2,063

Equity in net earnings of Kindred at Home (B)	—	—	11	—	—	—	11

Segment earnings (loss)	$1,733	$361	$754	$74	$53	$(901)	$2,074

Benefit ratio	85.1%	79.7%					83.5%
Operating cost ratio	11.1%	23.6%	96.3%				13.3%

Humana Inc.

Consolidating Statements of Income—For the year ended December 31, 2017

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$32,720	$—	$—	$—	$—	$—	$32,720
Group Medicare Advantage	5,155	—	—	—	—	—	5,155
Medicare stand-alone PDP	3,702	—	—	—	—	—	3,702

Total Medicare	41,577	—	—	—	—	—	41,577

Fully-insured	478	5,462	—	947	—	—	6,887
Specialty	—	1,310	—	—	—	—	1,310
Medicaid and other (C)	2,571	—	—	—	35	—	2,606

Total premiums	44,626	6,772	—	947	35	—	52,380

Services revenue:
Provider	—	—	258	—	—	—	258
ASO and other (D)	10	626	—	—	8	—	644
Pharmacy	—	—	80	—	—	—	80

Total services revenue	10	626	338	—	8	—	982

Total revenues—external customers	44,636	7,398	338	947	43	—	53,362

Intersegment revenues
Services	—	20	17,293	—	—	(17,313)	—
Products	—	—	6,292	—	—	(6,292)	—

Total intersegment revenues	—	20	23,585	—	—	(23,605)	—

Investment income	90	31	35	4	87	158	405

Total revenues	44,726	7,449	23,958	951	130	(23,447)	53,767

Operating expenses:
Benefits	38,218	5,363	—	544	131	(760)	43,496
Operating costs	4,292	1,590	22,848	201	12	(22,376)	6,567
Merger termination fee and related costs, net	—	—	—	—	—	(936)	(936)
Depreciation and amortization	238	84	143	13	—	(100)	378

Total operating expenses	42,748	7,037	22,991	758	143	(24,172)	49,505

Income (loss) from operations	1,978	412	967	193	(13)	725	4,262
Interest expense	—	—	—	—	—	242	242

Income (loss) before income taxes and equity in net earnings	1,978	412	967	193	(13)	483	4,020

Equity in net earnings of Kindred at Home (B)	—	—	—	—	—	—	—

Segment earnings (loss)	$1,978	$412	$967	$193	$(13)	$483	$4,020

Benefit ratio	85.6%	79.2%					83.0%
Operating cost ratio	9.6%	21.4%	95.5%				12.3%

Humana Inc.

Ending Membership Detail

In thousands

				Year-over-Year Change			Sequential Change
	December 31, 2018	Average 4Q18	December 31, 2017	Amount	Percent	September 30, 2018	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	3,064.0	3,056.5	2,860.8	203.2	7.1%	3,043.8	20.2	0.7%
Group Medicare Advantage	497.8	497.9	441.4	56.4	12.8%	496.8	1.0	0.2%
Medicare stand-alone PDP	5,004.3	5,010.4	5,308.1	(303.8)	-5.7%	5,015.9	(11.6)	-0.2%

Total Medicare	8,566.1	8,564.8	8,610.3	(44.2)	-0.5%	8,556.5	9.6	0.1%

State-based contracts (E)	341.1	329.6	360.1	(19.0)	-5.3%	323.8	17.3	5.3%
Medicare Supplement	254.3	251.1	235.9	18.4	7.8%	246.6	7.7	3.1%

Total Retail	9,161.5	9,145.5	9,206.3	(44.8)	-0.5%	9,126.9	34.6	0.4%

Group and Specialty
Fully-insured commercial medical	1,004.7	1,015.8	1,097.7	(93.0)	-8.5%	1,029.1	(24.4)	-2.4%
ASO commercial	481.9	468.0	458.7	23.2	5.1%	449.9	32.0	7.1%
Military services	5,928.6	5,939.3	3,081.8	2,846.8	92.4%	5,927.4	1.2	0.0%

Total Group and Specialty	7,415.2	7,423.1	4,638.2	2,777.0	59.9%	7,406.4	8.8	0.1%

Individual commercial	—	—	128.8	(128.8)	-100.0%	—	—
Other Businesses
Long-term care	—	—	29.8	(29.8)	-100.0%	—	—

Total Other Businesses	—	—	29.8	(29.8)	-100.0%	—	—

Total Medical Membership	16,576.7	16,568.6	14,003.1	2,573.6	18.4%	16,533.3	43.4	0.3%

Specialty Membership (included in Group and Specialty segment):
Dental—fully-insured	2,834.8	2,833.8	2,963.0	(128.2)	-4.3%	2,832.4	2.4	0.1%
Dental—ASO	637.0	637.7	690.6	(53.6)	-7.8%	640.1	(3.1)	-0.5%
Vision	2,102.9	2,094.2	2,168.6	(65.7)	-3.0%	2,094.8	8.1	0.4%
Other supplemental benefits (F)	497.6	528.1	1,163.8	(666.2)	-57.2%	549.0	(51.4)	-9.4%

Total Specialty Membership	6,072.3	6,093.8	6,986.0	(913.7)	-13.1%	6,116.3	(44.0)	-0.7%

	December 31, 2018	Member Mix December 31, 2018	December 31, 2017	Member Mix December 31, 2017
Individual Medicare Advantage Membership
HMO	1,804.4	59%	1,649.2	58%
PPO	1,259.6	41%	1,211.6	42%

Total Individual Medicare Advantage	3,064.0	100%	2,860.8	100%

Individual Medicare Advantage Membership
Shared Risk (G)	942.0	31%	907.4	32%
Path to Risk (H)	1,097.1	36%	993.9	34%

Total Value-based	2,039.1	67%	1,901.3	66%
Other	1,024.9	33%	959.5	34%

Total Individual Medicare Advantage	3,064.0	100%	2,860.8	100%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	For the three months ended December 31,		Dollar	Percentage	Per Member per Month (J) For the three months ended December 31,
	2018	2017	Change	Change	2018	2017
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$8,866	$7,985	$881	11.0%	$967	$932
Group Medicare Advantage	1,528	1,288	240	18.6%	1,023	974
Medicare stand-alone PDP	881	915	(34)	-3.7%	59	57
State-based contracts (E)	591	617	(26)	-4.2%	598	569
Medicare Supplement	131	121	10	8.3%	174	171
Other services	5	4	1	25.0%

Total Retail	12,002	10,930	1,072	9.8%

Group and Specialty
Fully-insured commercial medical	1,361	1,364	(3)	-0.2%	447	414
Specialty	345	334	11	3.3%	21	18
Commercial ASO & other services (D)	68	55	13	23.6%
Military services (I)	130	132	(2)	-1.5%

Total Group and Specialty	1,904	1,885	19	1.0%

Healthcare Services
Pharmacy solutions	5,388	5,322	66	1.2%
Provider services	608	405	203	50.1%
Clinical programs	195	281	(86)	-30.6%

Total Healthcare Services	6,191	6,008	183	3.0%

Individual Commercial	2	193	(191)	-99.0%	n/a	480

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	For the year ended December 31,		Dollar	Percentage	Per Member per Month (J) For the year ended December 31,
	2018	2017	Change	Change	2018	2017
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$35,656	$32,720	$2,936	9.0%	$979	$958
Group Medicare Advantage	6,103	5,155	948	18.4%	1,027	987
Medicare stand-alone PDP	3,584	3,702	(118)	-3.2%	59	59
State-based contracts (E)	2,255	2,571	(316)	-12.3%	569	576
Medicare Supplement	510	478	32	6.7%	174	171
Other services	11	10	1	10.0%

Total Retail	48,119	44,636	3,483	7.8%

Group and Specialty
Fully-insured commercial medical	5,444	5,462	(18)	-0.3%	433	410
Specialty	1,359	1,310	49	3.7%	20	17
Commercial ASO & other services (D)	295	220	75	34.1%
Military services (I)	558	426	132	31.0%

Total Group and Specialty	7,656	7,418	238	3.2%

Healthcare Services
Pharmacy solutions	20,717	20,961	(244)	-1.2%
Provider services	2,222	1,670	552	33.1%
Clinical programs	838	1,292	(454)	-35.1%

Total Healthcare Services	23,777	23,923	(146)	-0.6%

Individual Commercial	8	947	(939)	-99.2%	n/a	469

Humana Inc.

Healthcare Services Segment Metrics

	December 31, 2018	December 31, 2017	Difference		September 30, 2018	Difference
Primary Care Providers:
Shared Risk (G)
Owned / JV	1,600	1,400	200	14.3%	1,500	100	6.7%
Contracted	15,000	14,500	500	3.4%	14,600	400	2.7%
Path to Risk (H)	36,800	36,300	500	1.4%	36,200	600	1.7%

Total Value-based	53,400	52,200	1,200	2.3%	52,300	1,100	2.1%

Care Management Statistics:
Members enrolled in a Humana chronic care management program (K)	716,000	794,900	(78,900)	-9.9%	713,300	2,700	0.4%
Number of high-risk discharges enrolled in a post-discharge care management program (L)	64,000	67,100	(3,100)	-4.6%	66,100	(2,100)	-3.2%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	For the three months ended December 31, 2018	For the three months ended December 31, 2017	Year-over-Year Difference		For the three months ended September 30, 2018	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.6%	91.5%	0.1%		91.6%	0.0%
Group and Specialty	86.6%	86.3%	0.3%		86.8%	-0.2%
Mail-Order Penetration
Retail	29.0%	28.8%	0.2%		29.4%	-0.4%
Group and Specialty	6.3%	6.7%	-0.4%		6.4%	-0.1%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (M)	112,000	110,200	1,800	1.6%	109,900	2,100	1.9%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	For the year ended December 31, 2018	For the year ended December 31, 2017	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	91.7%	91.4%	0.3%
Group and Specialty	87.0%	86.4%	0.6%
Mail-Order Penetration
Retail	29.4%	29.0%	0.4%
Group and Specialty	6.4%	7.0%	-0.6%

			Difference	Percentage Change
Script volume (M)	440,100	433,300	6,800	1.6%

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	For the year ended December 31, 2018	For the nine months ended September 30, 2018	For the year ended December 31, 2017
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$4,668	$4,668	$4,563
Less: Reinsurance recoverables (N)	(70)	(70)	(76)

Beginning balance, net of reinsurance recoverable	4,598	4,598	4,487
Incurred related to:
Current year	46,385	34,915	44,001
Prior years (O)	(503)	(467)	(483)

Total incurred	45,882	34,448	43,518

Paid related to:
Current year	(41,736)	(30,204)	(39,496)
Prior years	(3,977)	(3,920)	(3,911)

Total paid	(45,713)	(34,124)	(43,407)

Reinsurance recoverables (N)	95	98	70

Ending balance	$4,862	$5,020	$4,668

	For the year ended December 31, 2018	For the nine months ended September 30, 2018	For the year ended December 31, 2017
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$45,882	$34,448	$43,518
Future policy benefit expense (P)	—	1	(22)

Consolidated Benefit Expense	$45,882	$34,449	$43,496

Humana Inc.

Benefits Payable Statistics (Continued) (Q)

Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
12/31/2017	40.4	1.2	3.1%
3/31/2018	38.3	0.5	1.3%
6/30/2018	40.1	(0.3)	-0.7%
9/30/2018	41.1	(1.8)	-4.2%
12/31/2018	39.1	(1.3)	-3.2%

Change in Days in Claims Payable (R)	1Q 2018	2Q 2018	3Q 2018	4Q 2018	FY 2018	4Q 2017	FY 2017
DCP—beginning of period	40.4	38.3	40.1	41.1	40.4	42.9	39.2
Components of change in DCP:
Provider accruals (S)	(0.5)	0.1	—	(0.8)	(1.2)	(0.7)	2.0
Medical fee-for-service, excluding Individual Commercial (T)	(0.7)	1.4	0.2	0.3	1.2	(1.0)	0.4
Individual Commercial including Premium Deficiency Reserve (U)	(0.6)	(0.1)	—	—	(0.7)	(0.3)	(2.5)
Pharmacy (V)	(0.9)	0.2	—	0.8	0.1	0.2	0.6
Processed claims inventory (W)	0.5	0.3	0.8	(2.0)	(0.4)	(0.7)	0.5
Other (X)	0.1	(0.1)	—	(0.3)	(0.3)	—	0.2

DCP—end of period	38.3	40.1	41.1	39.1	39.1	40.4	40.4

Total change from beginning of period	(2.1)	1.8	1.0	(2.0)	(1.3)	(2.5)	1.2

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

4Q18 Earnings Release

(A)	Put/call valuation adjustments associated with Humana’s 40% minority interest ownership in Kindred at Home.
(B)	Net earnings associated with the company’s 40% minority interest ownership in Kindred at Home.
(C)	The Medicaid and other category includes premiums associated with the company’s Medicaid and military services businesses as well as the closed block of long-term care insurance policies.
(D)	The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.
(E)	Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(F)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(G)

In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.

(H)

A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.

(I)

The 2018 amount primarily reflects services revenues under the TRICARE East Region contract which generally are contracted on a per-member basis. The 2017 amount primarily reflected services revenues associated with the TRICARE South Region contract, which generally were not contracted on a per-member basis.

(J)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(K)

Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

(L)

Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.

(M)	Script volume is presented on an adjusted 30-day equivalent basis. This includes all scripts processed by the Humana pharmacy benefit manager (PBM).
(N)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(O)

Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.

(P)

Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet. Prior year amounts reflect the release of reserves for future policy benefits as individual medical members transitioned to plans compliant with the Affordable Care Act.

(Q)

A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements.

(R)

DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.

(S)	Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(T)	Represents medical and specialty claims incurred but not reported (IBNR) for non-pharmacy fully-insured products and excludes the impact of the Individual Commercial segment.
(U)	Represents Individual Commercial medical IBNR (on-exchange, off-exchange, and legacy), as well as the impact of any premium deficiency reserves related to this block of business.
(V)

Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.

(W)

Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.

(X)

Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.